Jay Bray
Chief Executive Officer

March 31, 2014

Mr. David Hisey
8315 Woodlea Mill Road
McLean, VA 22102

Dear David:

This letter will confirm our offer and your acceptance for the position of Executive Vice President and Chief Strategy Officer, reporting to me, to be effective immediately after the filing of the Company’s Form 10-Q for the first quarter of 2014. You will remain an executive officer of the Company. The details of our offer are outlined below:

Compensation:	You will receive an annual salary of $400,000. You will be paid semi-monthly, at the rate of $16,666 per pay period.

Bonus Opportunity:
For the plan year 2014, you will be eligible for an annualized bonus opportunity of 400% ($1,600,000) of your annual salary. All bonus awards are discretionary and contingent upon individual and company performance goals. You must be actively employed by Nationstar on the date the bonus is distributed to receive this opportunity.

You will no longer be a participant or be eligible to participate in the Annual Incentive Compensation Plan (AIP).

Bonus Guarantee:	For the plan year 2014, you will receive a bonus guarantee equal to $1,200,000. You must be actively employed by Nationstar on the date the bonus is distributed to receive this guarantee.

Long Term Equity:
Beginning with the 2014 calendar year (granted in the first quarter of 2015), you can anticipate receiving an equity award, the value of which will be the equivalent of 35% of your cash bonus. All awards are approved by the Compensation Committee of the Board of Directors.

350 Highland Drive, Lewisville, Texas 75067 • Phone 469.549.3337 • Fax 972-315-8648 • jay.bray@nationstarmail.com

Mr. David Hisey
Page | 2

Non-Compete:
You agree that while employed by Nationstar and for the twelve (12) month period immediately following your termination of employment, you shall not directly or indirectly, either as principal, agent, employee, employer, consultant, partner or shareholder of a closely held corporation of shareholder in excess of five (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage lending business of Nationstar and its subsidiaries or of any other business in which Nationstar or its subsidiaries is engaged in at the time of your termination of employment, or which is part of Nationstar’s Developing Business, within states in which Nationstar is engaged in such business of Developing Business. For purposes of the foregoing, “Developing Business” shall mean the new business concepts and services Nationstar has developed and is in the process of developing during your employment with Nationstar. You further agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Nationstar and its respective affiliates, imposes no undue hardship on you, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

Non-Solicit:
You agree that during the period of your employment and for the twelve (12) month period immediately following the date of your termination of employment with Nationstar for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Nationstar or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Nationstar or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Nationstar or any of their successors, assigns, subsidiaries or affiliates, for any other reason.

Mr. David Hisey
Page | 3

Termination without Cause:
Should you be terminated by Nationstar without Cause, or should you terminate employment for Good Reason (Good Reason shall be defined as a material diminution in your duties or no longer a direct report to the CEO), you shall be entitled to, subject to your providing Nationstar with a signed release of claims in a form adopted by Nationstar from time to time, which shall contain customary terms and conditions, (i) $1,000,000, if said termination occurs during the 2014 calendar year; or twelve (12) months base salary, plus $1,000,000 if said termination occurs subsequent to the 2014 calendar year; (ii) the next tranche of restricted shares scheduled to vest for each grant awarded to you; and (iii) continuation of your coverage under Nationstar’s medical plan until the earlier of (A) the period of time it takes you to become eligible for the medical benefits program of a new employer or (B) twelve (12) months from the Termination Date.

We look forward to you continuing to play a vital role at Nationstar. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Jay Bray

Jay Bray
President & Chief Executive Officer

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I, David Hisey, accept and agree to all the terms and conditions contained in this offer letter.

/s/ David Hisey         March 31, 2014
(Signature)     (Date)

I understand and agree that if I am hired by Nationstar Mortgage or any affiliate of Nationstar Mortgage that my employment relationship with Nationstar Mortgage or any affiliate of Nationstar Mortgage to whom I may hereafter be assigned, will be as an “employee at-will.”  Nationstar Mortgage retains the right to terminate my employment relationship at any time with or without cause, without notice, and if for cause, without incurring any liability to me.  I further understand and agree that any agreement providing for a term of employment or any agreement restricting or limiting the right of Nationstar Mortgage or any affiliate to terminate my employment relationship for just cause is not binding, unless such an agreement is made in writing and signed by the CEO of Nationstar Mortgage and me. I further understand that Nationstar Mortgage prohibits all employees from using trade secrets or other confidential information (verbal, written, electronics or otherwise) they may have acquired from any prior employer. I further understand that Nationstar Mortgage prohibits employees from bringing any former employer’s confidential information on to Nationstar Mortgage’s property, including its computer systems, databases, and company-owned or paid-for equipment. I further understand and agree that if I have any proprietary or confidential information of any prior employer, I am required to retain the same. However, I am not to use that information in any way in my job at Nationstar.